Exhibit 10.0

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO THE EMPLOYMENT AGREEMENT (the “Addendum”) is effective as of the date set forth below, by and between International Textile Group, Inc. (the “Company”), and                                          (the “Executive”).

RECITALS:

A. Company and Executive have previously entered into an Employment Agreement effective                      (the “Agreement”); and

B. Company and Executive seek to amend the Agreement in order to comply with the provisions of Internal Revenue Code section 409A;

IN CONSIDERATION OF THE FOREGOING, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	The first sentence of the Agreement is deleted in its entirety and replaced with the following:

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of                      (the “Effective Date”), by and between                                          (“Executive”) and International Textile Group, Inc. (“Company” or “ITG”), a Delaware corporation, and this Agreement is amended and restated effective January 1, 2009 in order to comply with the provisions of Internal Revenue Code section 409A.

2.	Section 7.3 of the Agreement is deleted in its entirety and replaced with the following:

7.3 Stock Based Awards. Executive shall be eligible to receive grants of stock options, performance units, stock appreciation rights, restricted stock, deferred shares, and other stock-based awards in accordance with the provisions of any stock-based award or long-term incentive plan (“Plan”) ITG may adopt or amend or supersede from time to time. The terms of such grants shall be determined by the Board (or its designee as provided in the Plan or as appointed by the Board) in accordance with the Plan, provided, however, that notwithstanding any provision of the Plan to the contrary, in the event of any termination of Executive’s employment for any reason other than for Cause pursuant to Section 9.3, or for termination of employment for other than Good Reason pursuant to Section 9.5, any stock-based award granted to Executive prior to such Termination Date shall immediately vest and be exercisable by or issued to the Executive under the Plan, except that in the event the Compensation Committee of the ITG Board determines that an award under the Plan meets the definition of nonqualified deferred compensation under Internal Revenue Code section 409A, then that award shall immediately vest upon such termination of employment, but it shall not be issued to the Executive until six months after the date of the Executive’s separation from service, as determined under Internal Revenue Code section 409A.

3.	Section 9.4 of the Agreement is deleted in its entirety and replaced with the following:

9.4 Termination Without Cause or Termination For Good Reason. If ITG terminates Executive’s employment without Cause pursuant to Section 8.1(B) or if Executive terminates his employment for Good Reason pursuant to Section 8.2, Executive shall receive severance pay equal to (A)              (    ) times his Base Salary; (B)              (    ) times the average of Executive’s previous three (3) years annual bonus (or if Executive was employed for less than three (3) years, the average of Executive’s bonus during the actual employment term); and (C) medical and dental coverage under the plan(s) in effect under the COBRA eligibility period for Executive and any eligible dependents with the costs absorbed by the Company on a tax protected basis to Executive for the period of time Executive and/or dependents(s) remain eligible for COBRA but not to exceed              (    ) years from the Termination Date. Said severance payments (other than medical and dental coverage) will generally be paid in such installments established by ITG for payment of salary to all salaried employees; provided however, that subject to the payment of certain installments in accordance with the short-term deferral exception of Treasury Regulation §1.409A-1(b)(4), severance payments made pursuant to this Section 9.4 (other than medical and dental coverage) will not commence earlier than the date that is six months after the date of the Executive’s separation from service, as defined under Internal Revenue Code section 409A (or, if earlier, the date of the Executive’s death). Each installment payment shall be designated as a separate payment for purposes of Treasury Regulation §1.409A-3. Executive agrees that he shall not be entitled to any additional compensation or benefits other than what is set out in this Section 9.4. Executive and ITG agree that the receipt of severance benefits as defined in this Section 9.4 are conditioned upon and subject to Executive and ITG executing a valid mutual release agreement releasing any and all claims which either of them have or may have against the other arising out of Executive’s employment (other than enforcement of this Agreement).

4.	Section 9.5 of the Agreement is deleted in its entirety and replaced with the following:

9.5 Termination of Employment other than for Good Reason. If Executive terminates employment with ITG pursuant to Section 8.2 other than for Good Reason or Executive elects to not renew this Agreement for an additional term, Executive shall be entitled to receive only the Base Salary to which he was entitled through the Termination Date, accrued unpaid bonus compensation due to Executive for the prior plan year and such other benefits as may be available to him through ITC’s benefit plans and policies through the Termination Date. Such bonus payments shall be paid at the same time bonus payments are made for all plan participants. If the Company elects not to renew this Agreement for an additional term, Executive shall be entitled to receive compensation equal to              (    ) times his Base Salary plus              (    ) times the average of Executive’s previous three (3) years annual bonus (or if Executive was employed for less than three (3) years, the average of Executive’s bonus during the actual employment term). Severance compensation will generally be paid in such installments established by ITG for payment of salary to all salaried employees; provided however, that subject to the payment of certain installments in accordance with the short-term deferral exception of Treasury Regulation §1.409A-1(b)(4), payments made pursuant to this Section 9.5 will not commence earlier than the date that is six months after the date of the Executive’s separation from service as defined in Internal Revenue Code section 409A (or, if earlier, the date of the Executive’s death). Each installment payment shall be designated as a separate payment for purposes of Treasury Regulation §1.409A-3.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date written below.

INTERNATIONAL TEXTILE GROUP, INC.

By:

Agreed and accepted:

Name

Dated: